                                                                 (EXHIBIT 99.04)




                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                  Consolidated Unaudited Financial Statements

                As of September 30, 1998 and December 31, 1997
             and for the Periods Ended September 30, 1998 and 1997

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


     (1)  Basis of Presentation

     Ambac Assurance Corporation ("Ambac Assurance"), is a leading insurer of municipal and structured finance obligations and has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. Financial guarantee insurance underwritten by Ambac Assurance guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured obligation, payments under the insurance policy may not be accelerated by the policyholder without Ambac Assurance's consent. As of September 30, 1998, Ambac Assurance's net insurance in force (principal and interest) was $311.3 billion. Ambac Assurance is a wholly-owned subsidiary of Ambac Financial Group, Inc. (NYSE: ABK), a holding company whose affiliates provide financial guarantee insurance and financial management services to clients in both the public and private sectors in the U.S. and abroad.

     On December 18, 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company which guaranteed bonds primarily for college and hospital infrastructure projects, is not expected to write any new business. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     During the first quarter of 1997, Ambac Assurance established a new subsidiary in the United Kingdom, Ambac Insurance UK Limited ("Ambac UK"), which is authorized to conduct certain classes of general insurance business in the United Kingdom. Ambac UK is the Company's primary vehicle for the issuance of financial guarantee insurance policies in the United Kingdom and Europe.

     Ambac Assurance, as the sole limited partner, owns a limited partnership representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFS, Ambac Financial Services Holdings, Inc., a wholly-owned subsidiary of Ambac Financial Group, Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

          Ambac Assurance's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)

of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 30, 1998 may not be indicative of the results that may be expected for the full year ending December 31, 1998. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997.


(2)   NEW ACCOUNTING STANDARD

     As of January 1, 1998, the Company adopted Financial Accounting Standard ("FAS") No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with shareholders) and includes net income, net unrealized capital gains or losses on available-for-sale securities and foreign currency translation adjustments. As this new standard only requires additional information in the financial statements, it does not affect the Company's financial position or results of operations.

                 Ambac Assurance Corporation and Subsidiaries
                          Consolidated Balance Sheets
                   September 30, 1998 and December 31, 1997
                   (Dollars in Thousands Except Share Data)


                                                                               September 30, 1998        December 31, 1997
                                                                               ------------------        -----------------
                                                                                  (unaudited)
                              ASSETS
                              ------
Investments:
        Fixed income securities, at fair value
            (amortized cost of $2,975,896 in 1998 and $2,696,603 in 1997)             $3,231,697              $2,878,083
        Short-term investments, at cost (approximates fair value)                        155,160                 116,905
                                                                               ------------------        ----------------
            Total investments                                                          3,386,857               2,994,988

Cash                                                                                       2,615                   8,004
Securities purchased under agreements to resell                                                -                   2,484
Receivable for securities sold                                                            39,272                  24,018
Investment income due and accrued                                                         50,377                  49,987
Deferred acquisition costs                                                               116,630                 105,996
Receivable from brokers and dealers                                                      188,326                 183,041
Reinsurance recoverable                                                                    3,777                   4,219
Prepaid reinsurance                                                                      199,264                 183,492
Other assets                                                                             193,003                  90,785
                                                                               ------------------        ----------------
            Total assets                                                              $4,180,121              $3,647,014
                                                                               ==================        ================

                                    LIABILITIES AND STOCKHOLDER'S EQUITY
                                    ------------------------------------
Liabilities:
        Unearned premiums                                                             $1,260,217              $1,184,537
        Losses and loss adjustment expenses                                              117,053                 103,345
        Ceded reinsurance balances payable                                                 3,776                   9,258
        Deferred income taxes                                                            149,018                 122,554
        Current income taxes                                                              18,468                  19,714
        Accounts payable and other liabilities                                           230,389                 111,624
        Payable for securities purchased                                                 284,428                 195,388
                                                                               ------------------        ----------------
            Total liabilities                                                          2,063,349               1,746,420
                                                                               ------------------        ----------------

Stockholder's equity:
        Preferred stock, par value $1,000 per share; authorized
            shares - 285,000; issued and outstanding shares - none                         -                       -
        Common stock, par value $2.50 per share; authorized shares
            - 40,000,000; issued and outstanding shares - 32,800,000
            at September 30, 1998 and December 31, 1997                                   82,000                  82,000
        Additional paid-in capital                                                       527,020                 521,153
        Accumulated other comprehensive income                                           167,101                 118,119
        Retained earnings                                                              1,340,651               1,179,322
                                                                               ------------------        ----------------
            Total stockholder's equity                                                 2,116,772               1,900,594
                                                                               ------------------        ----------------
            Total liabilities and stockholder's equity                                $4,180,121              $3,647,014
                                                                               ==================        ================

See accompanying Notes to Consolidated Unaudited Financial Statements.

                 Ambac Assurance Corporation and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)
               For The Periods Ended September 30, 1998 and 1997
                            (Dollars in Thousands)

                                              Three Months Ended                    Nine Months Ended
                                                 September 30,                         September 30,
                                        -------------------------------      --------------------------------
                                            1998               1997               1998               1997
                                        -------------      ------------      -------------      -------------
Revenues:

    Gross premiums written                   $90,494           $53,444           $259,090           $180,207
    Ceded premiums written                    (4,764)           (6,495)           (40,899)           (19,122)
                                        -------------      ------------      -------------      -------------
          Net premiums written                85,730            46,949            218,191            161,085

    Increase in unearned premiums, net       (35,025)          (10,860)           (59,767)           (50,743)
                                        -------------      ------------      -------------      -------------
          Net premiums earned                 50,705            36,089            158,424            110,342

    Net investment income                     47,438            40,206            138,513            118,100
    Net realized (losses) gains               (9,273)           13,931            (16,066)            18,222
    Other income                               6,255             4,120             18,915             10,436
                                        -------------      ------------      -------------      -------------
         Total revenues                       95,125            94,346            299,786            257,100
                                        -------------      ------------      -------------      -------------

Expenses:

    Losses and loss adjustment expenses        1,500               730              4,500              2,122
    Underwriting and operating expenses       12,441            11,244             38,613             33,061
    Interest expense                             865               566              2,287              1,696
                                        -------------      ------------      -------------      -------------
         Total expenses                       14,806            12,540             45,400             36,879
                                        -------------      ------------      -------------      -------------

    Income before income taxes                80,319            81,806            254,386            220,221

    Provision for income taxes                17,141            19,241             57,057             49,033
                                        -------------      ------------      -------------      -------------

    Net income                               $63,178           $62,565           $197,329           $171,188
                                        =============      ============      =============      =============


See accompanying Notes to Consolidated Financial Statements

                 Ambac Assurance Corporation and Subsidiaries
                Consolidated Statements of Stockholders' Equity
                                  (Unaudited)
             For The Nine Months Ended September 30, 1998 and 1997
                            (Dollars in Thousands)

                                                                                1998                                  1997
                                                                     ---------------------------          --------------------------
Retained Earnings:
       Balance at January 1                                             $1,179,322                           $991,815
       Net income                                                          197,329     $197,329               171,188      $171,188
                                                                                   -------------                      --------------
       Dividends declared - common stock                                   (36,000)                           (33,000)
       Other                                                                     -                               (319)
                                                                     --------------                       ------------
       Balance at September 30                                          $1,340,651                         $1,129,684
                                                                     --------------                       ------------

Accumulated Other Comprehensive Income:
       Balance at January 1                                               $118,119                            $65,822
       Unrealized gains on securities, $74,322, pre-tax,
         and $36,377, pre-tax, in 1998 and 1997, respectively (1)                        48,309                              23,645
       Foreign currency gain (loss)                                                         673                                (154)
                                                                                   -------------                      --------------
       Other comprehensive gain                                             48,982       48,982                23,491        23,491
                                                                     ---------------------------          --------------------------
       Comprehensive income                                                            $246,311                            $194,679
                                                                                   =============                      ==============
       Balance at September 30                                            $167,101                            $89,313
                                                                     --------------                       ------------

Preferred Stock:
       Balance at January 1 and September 30                                    $-                                 $-
                                                                     --------------                       ------------

Common Stock:
       Balance at January 1 and September 30                               $82,000                            $82,000
                                                                     --------------                       ------------

Additional Paid-in Capital:
       Balance at January 1                                               $521,153                           $515,684
       Capital contribution                                                      -                              1,475
       Exercise of stock options                                             5,867                              3,964
                                                                     --------------                       ------------
       Balance at September 30                                            $527,020                           $521,123
                                                                     --------------                       ------------


Total Stockholders' Equity at September 30                              $2,116,772                         $1,822,120
                                                                     ==============                       ============

(1) Disclosure of reclassification amount:
Unrealized holding gains arising during period                             $49,091                            $32,826
Less: reclassification adjustment for net gains
    included in net income                                                     782                              9,181
                                                                     --------------                       ------------
Net unrealized gains on securities                                         $48,309                            $23,645
                                                                     ==============                       ============


See accompanying Notes to Consolidated Financial Statements.

                 Ambac Assurance Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
             For The Nine Months Ended September 30, 1998 and 1997
                            (Dollars in Thousands)

                                                                             Nine Months Ended
                                                                               September 30,
                                                               -----------------------------------------------
                                                                       1998                      1997
                                                               ---------------------      --------------------

Cash flows from operating activities:
     Net income                                                            $197,329                  $171,188
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                            1,234                     1,292
     Amortization of bond premium and discount                                 (916)                     (779)
     Current income taxes                                                    (1,246)                    2,076
     Deferred income taxes                                                      452                    12,857
     Deferred acquisition costs                                             (10,634)                   (9,710)
     Unearned premiums                                                       59,908                    50,735
     Losses and loss adjustment expenses                                     14,150                       867
     Ceded reinsurance balances payable                                      (5,482)                   (2,894)
     Loss (gain) on sales of investments                                     16,066                   (18,222)
     Other, net                                                              16,252                    22,932
                                                               ---------------------      --------------------
            Net cash provided by operating activities                       287,113                   230,342
                                                               ---------------------      --------------------

Cash flows from investing activities:
     Proceeds from sales of bonds at amortized cost                         679,926                 1,085,317
     Proceeds from maturities of bonds at amortized cost                     86,365                    87,000
     Purchases of bonds at amortized cost                                  (969,016)               (1,358,009)
     Change in short-term investments                                       (38,255)                  (13,221)
     Securities purchased under agreements to resell                          2,484                    (5,789)
     Other, net                                                             (18,006)                    2,630
                                                               ---------------------      --------------------
            Net cash used in investing activities                          (256,502)                 (202,072)
                                                               ---------------------      --------------------

Cash flows from financing activities:
     Dividends paid                                                         (36,000)                  (33,000)
                                                               ---------------------      --------------------
            Net cash used in financing activities                           (36,000)                  (33,000)
                                                               ---------------------      --------------------

            Net cash flow                                                    (5,389)                   (4,730)
Cash at January 1                                                             8,004                     5,025
                                                               ---------------------      --------------------
Cash at September 30                                                         $2,615                      $295
                                                               =====================      ====================

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
            Income taxes                                                    $54,700                   $29,900
                                                               =====================      ====================


See accompanying Notes to Consolidated Unaudited Financial Statements.